April 9, 2001

FROM:                                                    FOR:
Padilla Speer Beardsley Inc.                             Donaldson Company, Inc.
224 Franklin Avenue West                                 P.O. Box 1299
Minneapolis, MN  55404                                   Minneapolis, MN 55440


Chris Bauer                                              Rich Sheffer
(612) 872-3757                                           (952) 887-3753


FOR IMMEDIATE RELEASE
---------------------


                   DONALDSON COMPANY APPOINTS WILLIAM M. COOK
                           AS CHIEF FINANCIAL OFFICER

       MINNEAPOLIS, April 9 -- Donaldson Company, Inc. (NYSE: DCI), today announced the appointment of William M. Cook to senior vice president and chief financial officer, effective immediately. Most recently, Cook was senior vice president, International. He will retain responsibility for international operations in his new position.

       Cook, 47, joined Donaldson Company in 1980 as a financial analyst and has held various leadership positions including senior vice president of Commercial and Industrial, general manager of High Purity Products, director of Marketing and Operations, and director of Logistics. He also served as director of Finance and Administration for Donaldson Europe. Prior to joining Donaldson, Cook held various financial and analytical positions for the Ford Motor Company (NYSE: F) in their North American Automotive Operations.

       "Bill has been a key leader in Donaldson's 11 consecutive years of double-digit EPS growth," said Bill Van Dyke, chairman, president and chief executive officer. "Bill's deep understanding of Donaldson's operations, combined with his financial expertise, gives him the knowledge and skills to add value now."

       Donaldson Company, Inc., headquartered in Minneapolis, Minnesota, is a leading worldwide provider of filtration systems and replacement parts. Founded in 1915, Donaldson is a technology-driven company committed to satisfying customer needs for filtration solutions


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Donaldson Company, Inc.
April 9, 2001
Page 2


through innovative research and development. Donaldson serves customers in the industrial and engine markets including dust collection, power generation, specialty filtration, off-road equipment, trucks, and automotive. More than 8,400 employees contribute to the company's success at roughly 40 manufacturing locations around the world. In fiscal year 2000, Donaldson reported record sales of more than $1 billion and achieved its eleventh consecutive year of double-digit earnings growth. Donaldson is a member of the S&P MidCap 400 Index and Donaldson shares are traded on the New York Stock Exchange under the symbol DCI.

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